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                                                   CONSECO, INC. AND SUBSIDIARIES
                                                                                                                        Exhibit 12.1
                                         Computation of Ratios of Earnings to Fixed Charges,
                               Preferred Dividends and Distributions on Company-Obligated Mandatorily
                                        Redeemable Preferred Securities of Subsidiary Trusts
                                                           (Dollars in millions)

                                                                                                               Nine Months Ended
                                                                   Year Ended December 31,                       September 30,
                                                    ----------------------------------------------------      --------------------
                                                      1994        1995      1996       1997       1998          1998         1999
                                                    --------    --------  --------   --------   --------       ------       ------
Pretax income from operations:
   Net income....................................   $ 330.5    $  470.9   $  452.2   $  866.4   $  467.1       $  183.5     $  787.4
   Add income tax expense........................     231.2       240.7      302.2      560.1      445.6          275.1        503.9
   Add extraordinary charge on
     extinguishment of debt......................       4.0         2.1       26.5        6.9       42.6           42.6          -
   Add minority interest.........................      59.0       109.0       34.9       52.3       90.4           60.4         93.9
   Less equity in undistributed
     earnings of CCP Insurance, Inc..............     (23.8)        -          -          -           -             -             -
   Less equity in undistributed
     earnings of Western National Corp...........     (37.2)        -          -          -           -             -             -
                                                     ------    --------   --------   --------   --------       --------     --------

         Pretax income from operations...........     563.7       822.7      815.8    1,485.7    1,045.7          561.6      1,385.2
                                                     ------    --------   --------   --------   --------       --------     --------

Add fixed charges:
   Interest expense on corporate debt,
      including amortization.....................      59.3       119.4      108.1      109.4      165.4          120.6        124.0
   Interest expense on finance debt..............      41.6        57.3       70.1      160.9      209.8          160.3        204.5
   Interest expense on investment borrowings.....       7.7        22.2       22.0       42.0       65.3           51.9         42.8
   Other  .......................................        .9         1.0         .9         .7         .5             .4           .3
   Portion of rental(1)..........................       7.9         8.9       10.9       13.7       14.6           11.0         11.1
                                                     ------    --------   --------   --------   --------       --------     --------

       Fixed charges.............................     117.4       208.8      212.0      326.7      455.6          344.2        382.7
                                                     ------    --------   --------   --------   --------       --------     --------

       Adjusted earnings.........................    $681.1    $1,031.5   $1,027.8   $1,812.4   $1,501.3       $  905.8     $1,767.9
                                                     ======    ========   ========   ========   ========       ========     ========

         Ratio of earnings to fixed charges......     5.80X       4.94X      4.85X      5.55X      3.30X          2.63X        4.62X
                                                      =====       =====      =====      =====      =====          =====        =====

         Ratio of earnings to fixed charges,
           excluding interest expense on debt
           related to finance receivables and
           other investments.....................     9.28X       7.36X      7.80X     13.00X      6.79X          5.25X       11.23X
                                                      =====       =====      =====     ======      =====         ======       ======

   Fixed charges.................................     $117.4    $  208.8   $  212.0   $  326.7  $  455.6         $344.2       $382.7
   Add dividends on preferred stock, including
     dividends on preferred stock of subsidiaries
     (divided by the rate of income before
     minority interest and extraordinary
     charge to pretax income)....................       34.8        40.3       57.6       40.4      13.6           11.6           .9
   Add distributions on Company-obligated
     mandatorily redeemable preferred securities
     of subsidiary trusts........................         -           -         5.5       75.4     139.1           92.2        144.5
                                                      ------    --------   --------   --------  --------      ---------       ------

       Fixed charges.............................     $152.2    $  249.1   $  275.1   $  442.5  $  608.3       $  448.0     $  528.1
                                                      ======    ========   ========   ========  ========       ========     ========

       Adjusted earnings.........................     $681.1    $1,031.5   $1,027.8   $1,812.4  $1,501.3       $  905.8     $1,767.9
                                                      ======    ========   ========   ========  ========       ========     ========

         Ratio of earnings to fixed charges,
           preferred dividends and distributions
           on Company-obligated mandatorily
           redeemable preferred securities
           of subsidiary trusts..................     4.48X        4.14X      3.74X      4.10X     2.47X          2.02X        3.35X
                                                      =====        =====      =====      =====     =====          =====        =====
         Ratio of earnings to fixed charges,
           preferred dividends and distributions
           on Company-obligated mandatorily
           redeemable preferred securities of
           subsidiary trusts, excluding interest
           expense on debt related to finance
           receivables and other investments.....     6.14X        5.61X      5.11X      6.72X     3.68X          2.94X        5.42X
                                                      =====        =====      =====      =====     =====          =====        =====

   (1) Interest portion of rental is assumed to be 33 percent.

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